                                                                    EXHIBIT 12.1

                       COLONIAL REALTY LIMITED PARTNERSHIP
                       RATIO OF EARNINGS TO FIXED CHARGES

      CRLP's ratio of earnings to fixed charges for the three months ended March 31, 2005 and 2004, was 1.20 and 1.47, respectively.

      The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations before income, loss from equity investees, extraordinary gain or loss, gains on sales of properties, distributed income of equity investees, excluding interest costs capitalized plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and amortization of debt issuance costs.

                                                                 FOR THE THREE-MONTH PERIOD
                                                                      ENDED MARCH 31,
(all dollar amounts in thousands)                                  2005             2004
                                                                 --------          --------
EARNINGS:

Pre-tax income before income, loss from equity investees,
   extraordinary gain or loss, or gains on sale of properties    $  3,269          $  9,328
Amoritzation of interest capitalized                                  600               500
Interest capitalized                                               (1,652)           (1,533)
Distributed income of equity investees                              3,335               687
Fixed charges                                                      27,759            19,149
                                                                 --------          --------
       Total earnings                                            $ 33,311          $ 28,131
                                                                 --------          --------
FIXED CHARGES:
Interest expense                                                 $ 24,877          $ 16,473
Capitalized interest                                                1,652             1,533
Debt costs amortization                                             1,230             1,143
                                                                 --------          --------
     Total Fixed Charges                                         $ 27,759          $ 19,149
                                                                 --------          --------
RATIO OF EARNINGS TO FIXED CHARGES                                   1.20              1.47
                                                                 ========          ========

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